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                                                                       Exhibit 5
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                                January 9, 1998


Motors and Gears, Inc.
1751 Lake Cook Road, Suite 550
Deerfield, IL  60015

     Re:  $270 million 10 3/4% Series D Senior Notes due 2006
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Ladies and Gentlemen:

     We have acted as counsel to Motors and Gears, Inc., a Delaware corporation (the "Company"), in connection with the preparation of an registration statement on Form S-4 (the "Registration Statement") to register under the Securities Act of 1933, as amended (the "Act"), an offer to exchange (the "Exchange Offer") $270 million aggregate principal amount of Series D 10 3/4% Senior Notes due 2006 (the "Series D Senior Notes") for $100 million principal amount of Series C 10 3/4% Senior Notes due 2006 (the "Series C Senior Notes") and $170 million principal amount of Series B 10 3/4% Senior Notes due 2006 (the "Series B Senior Notes"). The Series C Senior Notes were issued under an indenture (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee and the Series B Senior Notes were issued under an indenture between the Company and Fleet National Bank, currently known as State Street Bank and Trust Company, and a First Supplemental Indenture. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

     Based on the foregoing, it is our opinion that, upon completion of the Exchange Offer, the Series D Senior Notes will have been duly authorized for issuance and, when each series of Series D Senior Notes is duly executed, authenticated, issued and delivered, such series will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles (whether considered in a proceeding at law or in equity).

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Motors and Gears, Inc.
January 9, 1998
Page 2


     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Mayer, Brown & Platt under the caption "Legal Matters."

                              Very truly yours,


                              /s/ Mayer Brown & Platt
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                              MAYER, BROWN & PLATT